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FORM 4                                        U.S. Securities and Exchange Commission                    OMB APPROVAL
                                                          Washington, D.C. 20549                         OMB Number: 3235-0287
/_/ Check this box if no longer                                                                          Expires:September 30, 1998
    subject to Section 16. Form 4 or         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    Form 5 obligations may continue.                                                                     hours per response..... 0.5
    See Instruction 1(b).           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940.
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
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer (Check all applicable)
   Jenkins,  T.     Scott                 INTEGRATED MEDICAL RESOURCES, INC. (IMRI)       /X/ Director        ___ 10% Owner
----------------------------------------  --------------------------------------------    /X/ Officer (give)  ___ Other (specify
   (Last)  (First)  (Middle)              3. IRS or Social Security   4. Statement for         title below)              below)
                                             Number of Reporting         Month/Year      President and Chief Operating Officer
   4800 West 81st Street                     Person (Voluntary)
----------------------------------------                                 June 1997
         (Street)                                                     ----------------
                                                                       5. If Amendment,    7. Individual or Joint/Group Filing
  Prairie Village, KS    66208                                            Date of Original    (Check Applicable Line)
----------------------------------------                                   (Month/Year)       /X/ Form filed by One Reporting Person
  (City)        (State)  (Zip)                                                                /_/ Form filed by More than One
                                                                          June 1997               Reporting Person
                                                                        (amendment filed on
                                                                      same day as the original)
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. TITLE OF       2. TRANSACTION     3. TRANSACTION  4. SECURITIES               5. AMOUNT OF    6. OWNERSHIP    7. NATURE OF
   SECURITY          DATE               CODE            ACQUIRED (A) OR             SECURITIES      FORM:           INDIRECT
   (Instr. 3)        (Month/Day/Year)   (Instr. 8)      DISPOSED OF (D)             BENEFICIALLY    DIRECT (D)      BENEFICIAL
                                                        (Instr. 3, 4 and 5)         OWNED AT END    OR              OWNERSHIP
                                      -------------   --------------------------    OF MONTH        INDIRECT (I)    (Instr. 4)
                                      Code      V     Amount   (A) or (D)  Price    (Instr.3 and 4) (Instr. 4)
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Common Stock        6-03-97            S               3,000    D         $2.50      225,750             D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly                   (Over)

                                          (Print or Type Responses)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                                           Page 1 of 2
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FORM 4 (CONTINUED)                  TABLE  II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  TITLE OF DERIVATIVE SECURITY (Instr. 3):

2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY:

3.  TRANSACTION DATE:  (MONTH/DAY/YEAR)

4.  TRANSACTION CODE (Instr. 8):

5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED (A) OR DISPOSED OF (D) (Instr. 3, 4, and 5):

6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR):

7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES (Instr. 3 and 4):

8.  PRICE OF DERIVATIVE SECURITY (Instr. 5):

9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF MONTH (Instr. 4):

10. OWNERSHIP FORM OF DERIVATIVE SECURITY DIRECT (D) OR INDIRECT (I) (Instr. 4):

11. NATURE OF INDIRECT BENEFICIAL OWNERSHIP (Instr. 4):
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Explanation of Responses:



                                                                                     /s/ T. Scott Jenkins              7/10/97
                                                                                -------------------------------   -------------
                                                                                **Signature of Reporting Person    Date
                                                                                         T. SCOTT JENKINS

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.

                                    PAGE 2 of 2
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